Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE             November 1, 2012

FreightCar America, Inc. Reports Third Quarter 2012 Results

Highlights

•	Revenues of $160.6 million, net income of $4.8 million and earnings per share of $0.40 exceeding prior year results but down on a sequential basis

•	Facility enhancements to manufacture diversified railcar offerings near completion

•	Coal car demand remained under pressure as a result of low natural gas prices, high coal inventories and reduced industrial activity

•	Company maintains strong financial position with $144.2 million in cash and no debt

Chicago, IL, November 1, 2012 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the third quarter ended September 30, 2012, with revenues of $160.6 million and net income of $4.8 million, or $0.40 per diluted share. For the same quarter in 2011, the Company reported revenues of $130.1 million and net loss of $2.4 million, or $(0.20) per diluted share. Revenues were $181.2 million and net income was $5.6 million, or $0.46 per diluted share, in the second quarter of this year.

“I am pleased to report solid results for the third quarter despite challenging macroeconomic conditions and lackluster coal car demand,” said Ed Whalen, President and Chief Executive Officer. “While an uncertain economic outlook persists, we remain focused on maintaining efficient operations while undertaking investments to further diversify our railcar product and service offerings. Coal car replacement needs remain, but continued softness in coal demand will likely depress new coal car orders in the near term.”

The Company delivered 1,618 railcars to customers in the third quarter of 2012, of which 998 were new cars and 620 were rebuilt cars, in line with our previously stated reduced expectations for the second half of 2012. This compares to 1,515 railcars delivered in the third quarter of 2011 and 2,786 railcars delivered in the second quarter of 2012. In addition, the Company sold 240 leased railcars in the third quarter of 2012 with proceeds from those sales included in revenues. There were 225 units ordered in the third quarter of 2012. This compares to 2,840 units ordered in the third quarter of 2011 and 961 units ordered in the second quarter of 2012. Total manufacturing backlog was 3,716 units at September 30, 2012 compared to 6,311 units at September 30, 2011 and 5,109 units at June 30, 2012.

The Manufacturing segment had revenues of $152.5 million in the third quarter of 2012 compared to $122.2 million for the third quarter of 2011 and $171.8 million in the second quarter of 2012. Operating income for the Manufacturing segment was $13.9 million in the third quarter of 2012 compared to $6.9 million in the third quarter of 2011 and $15.3 million in the second quarter of 2012.

Revenues for the Services segment were $8.1 million in the third quarter of 2012 compared to $7.9 million in the third quarter of 2011 and $9.4 million in the second quarter of 2012. Services segment operating income was $0.6 million for the third quarter of 2012 compared to $1.1 million in the third quarter of 2011 and $0.7 million in the second quarter of 2012. Results for the Services segment reflect a less favorable mix versus the prior quarter and same quarter last year.

Corporate costs were $6.6 million for the quarter ended September 30, 2012 compared to $6.2 million in the same quarter of 2011 and flat with the second quarter of 2012.

The Company’s effective tax rate was 39.2% in the first nine months ended September 30, 2012. The effective tax rate was 12.3% in the first nine months of 2011.

Cash, cash equivalents and restricted cash as of September 30, 2012 were $144.2 million, compared to $124.4 million as of June 30, 2012. The increase in cash is primarily due to reduction in inventories partially offset by an increase in receivables and decrease in payables. The Company’s $30.0 million revolving credit facility remains undrawn.

Railcars under lease totaled $51.0 million at the end of the third quarter of 2012 compared to $67.1 million at the end of the second quarter of 2012.

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The Company will host a conference call and live webcast on Thursday, November 1, 2012 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter 2012 financial results. To participate in the conference call, please dial (800) 288-8967, Confirmation Number 268906. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 268906

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on November 1, 2012 until 11:59 p.m. (Eastern Standard Time) on December 1, 2012. To access the replay, please dial (800) 475-6701. The replay pass code is 268906. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2012	2011
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$128,672	$101,870
Restricted cash	15,530	1,815
Accounts receivable, net	14,385	10,125
Inventories, net	56,546	72,877
Inventory on lease	7,248	—
Other current assets	4,553	2,618
Deferred income taxes, net	10,982	10,982

Total current assets	237,916	200,287

Property, plant and equipment, net	38,710	35,984
Railcars available for lease, net	43,739	54,746
Goodwill	22,128	22,128
Deferred income taxes, net	17,031	28,150
Other long-term assets	3,832	4,168

Total assets	$363,356	$345,463

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$29,350	$28,110
Accrued payroll and employee benefits	5,986	5,611
Accrued postretirement benefits	5,174	5,174
Accrued warranty	7,710	7,795
Customer deposits	15,791	17,964
Other current liabilities	7,690	5,044

Total current liabilities	71,701	69,698
Accrued pension costs	11,721	14,202
Accrued postretirement benefits, less current portion	58,483	59,887
Accrued taxes and other long-term liabilities	4,340	4,342

Total liabilities	146,245	148,129

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	100,167	100,204
Treasury stock, at cost	(34,506)	(35,904)
Accumulated other comprehensive loss	(21,785)	(22,302)
Retained earnings	173,108	155,209

Total stockholders’ equity	217,111	197,334

Total liabilities and stockholders’ equity	$363,356	$345,463

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Revenues	$160,598	$130,103	$560,870	$299,926
Cost of sales	144,506	120,986	504,004	284,602

Gross profit	16,092	9,117	56,866	15,324
Selling, general and administrative expense	8,230	7,306	24,565	20,173
Gain on sale of railcars available for lease	(14)	—	(976)	(975)

Operating income (loss)	7,876	1,811	33,277	(3,874)

Interest expense, net	(99)	(49)	(285)	(166)

Income (loss) before income taxes	7,777	1,762	32,992	(4,040)
Income tax provision (benefit)	3,020	4,211	12,938	(497)

Net income (loss)	4,757	(2,449)	20,054	(3,543)
Less: Net (loss) income attributable to noncontrolling interest in JV	—	(8)	—	4

Net income (loss) attributable to FreightCar America	$4,757	$(2,441)	$20,054	$(3,547)

Net income (loss) per common share attributable to FreightCar America – basic	$0.40	$(0.20)	$1.68	$(0.30)

Net income (loss) per common share attributable to FreightCar America – diluted	$0.40	$(0.20)	$1.67	$(0.30)

Weighted average common shares outstanding—basic	11,936,780	11,919,803	11,930,943	11,914,278

Weighted average common shares outstanding—Diluted	11,943,558	11,919,803	11,976,272	11,914,278

Dividends declared per common share	$0.06	$—	$0.18	$—

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)
Revenues:
Manufacturing	$152,486	$122,183	$534,706	$273,643
Services	8,112	7,920	26,164	26,283

Consolidated Total	$160,598	$130,103	$560,870	$299,926

Operating Income (Loss):
Manufacturing	$13,880	$6,876	$51,746	$9,199
Services	595	1,138	2,050	3,394
Corporate	(6,599)	(6,203)	(20,519)	(16,467)

Consolidated Total	$7,876	$1,811	$33,277	$(3,874)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
Cash flows from operating activities
Net income (loss)	$20,054	$(3,543)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	6,170	6,700
Gain on sale of railcars available for lease	(976)	(975)
Other non-cash items	770	393
Change in deferred income taxes	11,176	(664)
Stock-based compensation expense recognized	1,409	1,652
Changes in operating assets and liabilities:
Accounts receivable	(4,260)	(4,758)
Inventories	16,199	(27,245)
Inventory on lease	(7,248)	—
Other assets	(2,507)	2,753
Accounts and contractual payables	663	25,476
Other changes in working capital	446	1,238
Accrued pension costs and accrued postretirement benefits	(3,368)	(5,065)

Net cash flows provided by (used in) operating activities	38,528	(4,038)

Cash flows from investing activities

Restricted cash deposits	(15,525)	—
Restricted cash withdrawals	1,810	1,412
Proceeds from sale of property, plant and equipment and railcars available for lease	10,526	7,761
Purchase price adjustment for business acquired	—	(166)
Purchases of property, plant and equipment	(6,334)	(801)

Net cash flows (used in) provided by investing activities	(9,523)	8,206

Cash flows from financing activities

Employee restricted stock settlement	(48)	(73)
Cash dividends paid to stockholders	(2,155)	—

Net cash flows used in financing activities	(2,203)	(73)

Net increase in cash and cash equivalents	26,802	4,095
Cash and cash equivalents at beginning of period	101,870	61,780

Cash and cash equivalents at end of period	$128,672	$65,875